Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF INCORPORATION

A STOCK CORPORATION

ARTICLE I.

The name of this Corporation is CADRENAL THERAPEUTICS INC.

ARTICLE II.

Its registered office in the State of Delaware is to be located at 651 N. Broad Street, Suite 206, Middletown, Delaware 19709. The county of the registered office is NEW CAS1LE. The registered agent in charge thereof is LEGALINC CORPORATE SERVICES INC.

ARTICLE III.

The total number of shares of common stock that the corporation shall be authorized to issue is 10,000,000 at $0.001 par value.

ARTICLE IV.

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE V.

The name and mailing address of the incorporator is Lovette Dobson at 17350 State Hwy 249 #220, Houston, TX 77064.

ARTICLE VI.

The name and address of each initial director of the company is:

Quang Pham·830-13 AlA N 196, PONTE VEDRA, FLORIDA 32082

I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand and executed this Certificate of Incorporation on the date below.

Dated: January 25th, 2022

Lovette Dobson, Incorporator